EXHIBIT 21

SUBSIDIARIES

Cerebain Biotech Corp., a Nevada corporation, had the domestic and international subsidiaries shown below as of June 30, 2014.

Name of Subsidiary	Jurisdiction of Organization

U.S. Subsidiaries:

Cerebain Operating, Inc.	Nevada